Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE HOLDINGS GP, L.P.

Increases Quarterly Distribution by 4.5% to $0.6375 Per Unit and Reports Record Annual Financial Results

TULSA, OKLAHOMA, January 27, 2012 – Alliance Holdings GP, L.P. (NASDAQ: AHGP) today announced that the Board of Directors of its general partner declared a quarterly cash distribution for the quarter ended December 31, 2011 (the “2011 Quarter”) of $0.6375 per unit, or an annualized rate of $2.55 per unit. The declared distribution will be paid on February 17, 2012 to AHGP’s unitholders of record as of the close of trading on February 10, 2012.

The announced distribution represents an increase of 4.5% over the third quarter 2011 distribution of $0.61 per unit (an annualized rate of $2.44 per unit). “AHGP enjoyed continued success in the 2011 Quarter as our distribution increased 20.9% over the prior year quarter,” said Joseph W. Craft III, President and Chief Executive Officer. “We currently expect AHGP quarterly unitholder distributions in 2012 to grow at a pace similar to 2011.”

The declared distribution is based on the distribution AHGP will receive from its ownership interests in Alliance Resource Partners, L.P. (NASDAQ: ARLP). ARLP today announced a quarterly distribution for the 2011 Quarter of $0.99 per unit, or $3.96 per unit on an annualized basis, payable on February 14, 2012 to all unitholders of record as of the close of trading on February 7, 2012. (See ARLP Press Release dated January 27, 2012.)

Reflecting record financial results for the year ended December 31, 2011 (the “2011 Period”), AHGP reported record net income for the 2011 Period of $214.1 million, or $3.58 per basic and diluted limited partner unit, an increase of 22.8% compared to net income for the year ended December 31, 2010 of $174.3 million, or $2.91 per basic and diluted limited partner unit. For the 2011 Quarter, net income increased 9.5% to $52.1 million, or $0.87 per basic and diluted limited partner unit, compared to $47.6 million, or $0.80 per basic and diluted limited partner unit, for the quarter ended December 31, 2010. (For a discussion of net income presentation, please see the end of this release.)

AHGP currently has no other operating activities apart from those conducted by the operating subsidiaries of ARLP and reports its financial results on a consolidated basis with the financial results of ARLP. AHGP’s principal sources of cash flow are its ownership of general partner interests, limited partner interests and incentive distribution rights in ARLP. Based on ARLP’s current declared distribution, AHGP expects to receive quarterly cash distributions from ARLP of $39.2 million, or $156.8 million on an annualized basis. AHGP’s primary cash requirements are for working capital, distributions to its unitholders and general and administrative expenses, including for 2012 an estimated $4.7 million in general and administrative expenses.

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AHGP and ARLP will discuss their 2011 Quarter financial results during a joint conference call scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 383-8008 and provide pass code 77683113. International callers should dial (617) 597-5341 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com or AHGP’s website at http://www.ahgp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 78830184. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, AHGP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP. In addition, AHGP owns 15,544,169 common units of ARLP.

News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com. For more information, contact the investor relations department of AHGP at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and the ARLP Partnership’s ability to respond to such changes; changes in coal prices, which could affect the ARLP Partnership’s operating results and cash flows; risks associated with the ARLP Partnership’s expansion of its operations and properties; the impact of recent health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which the ARLP Partnership’s customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; the ARLP Partnership’s productivity levels and margins it earns on coal sales; unexpected changes in raw material costs; unexpected changes in availability of skilled labor; the ARLP Partnership’s ability to maintain satisfactory relations with its employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining the ARLP Partnership’s surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing the ARLP Partnership’s coal reserves; a loss or reduction of benefits from certain tax credits; AND difficulty obtaining commercial property insurance, and risks associated with the ARLP Partnership’s participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in AHGP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including AHGP’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 8, 2011 with the SEC. Except as required by applicable securities laws, AHGP does not intend to update its forward-looking statements.

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ALLIANCE HOLDINGS GP, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
SALES AND OPERATING REVENUES:
Coal sales	$462,238	$404,820	$1,786,089	$1,551,539
Transportation revenues	6,487	7,947	31,939	33,584
Other sales and operating revenues	5,794	5,754	25,175	24,620

Total revenues	474,519	418,521	1,843,203	1,609,743

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	296,744	259,578	1,131,750	1,009,935
Transportation expenses	6,487	7,947	31,939	33,584
Outside coal purchases	24,785	4,956	54,280	17,078
General and administrative	14,299	14,862	54,991	54,215
Depreciation, depletion and amortization	43,098	37,321	160,335	146,881

Total operating expenses	385,413	324,664	1,433,295	1,261,693

INCOME FROM OPERATIONS	89,106	93,857	409,908	348,050

Interest expense	5,294	(7,395)	(21,954)	(30,062)
Interest income	101	56	380	204
Equity in loss of affiliates, net	(3,404)	—	(3,404)	—
Other income (loss)	(357)	237	983	851

INCOME BEFORE INCOME TAXES	90,740	86,755	385,913	319,043
INCOME TAX EXPENSE (BENEFIT)	(209)	156	(430)	1,742

NET INCOME	90,949	86,599	386,343	317,301
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(38,833)	(39,001)	(172,200)	(142,957)

NET INCOME ATTRIBUTABLE TO ALLIANCE HOLDINGS GP, L.P. (“NET INCOME OF AHGP”)	$52,116	$47,598	$214,143	$174,344

BASIC AND DILUTED NET INCOME OF AHGP PER LIMITED PARTNER UNIT	$0.87	$0.80	$3.58	$2.91

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.61	$0.50	$2.275	$1.90

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC AND DILUTED	59,863,000	59,863,000	59,863,000	59,863,000

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ALLIANCE HOLDINGS GP, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2011	2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$281,469	$342,237
Trade receivables	128,643	112,942
Other receivables	3,525	2,537
Due from affiliates	—	1,635
Inventories	33,837	31,548
Advance royalties	7,560	4,812
Prepaid expenses and other assets	12,022	10,363

Total current assets	467,056	506,074

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,974,520	1,598,130
Less accumulated depreciation, depletion and amortization	(793,200)	(648,883)

Total property, plant and equipment, net	1,181,320	949,247

OTHER ASSETS:
Advance royalties	27,916	27,439
Equity investments in affiliates	40,118	—
Other long-term assets	18,067	21,312

Total other assets	86,101	48,751

TOTAL ASSETS	$1,734,477	$1,504,072

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$97,369	$63,934
Due to affiliates	494	573
Accrued taxes other than income taxes	15,897	13,916
Accrued payroll and related expenses	35,876	30,773
Accrued interest	2,195	2,491
Workers’ compensation and pneumoconiosis benefits	9,511	8,518
Current capital lease obligations	676	295
Other current liabilities	15,326	16,780
Current maturities, long-term debt	18,000	18,000

Total current liabilities	195,344	155,280

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	686,000	704,000
Pneumoconiosis benefits	54,775	45,039
Accrued pension benefit	27,538	13,296
Workers’ compensation	64,520	59,796
Asset retirement obligations	70,836	56,045
Due to affiliates	—	682
Long-term capital lease obligations	2,497	165
Other liabilities	6,774	12,549

Total long-term liabilities	912,940	891,572

Total liabilities	1,108,284	1,046,852

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Holdings GP, L.P. (“AHGP”) Partners’ Capital:
Limited Partners – Common Unitholders 59,863,000 units outstanding	414,165	330,346
Accumulated other comprehensive loss	(17,560)	(8,138)

Total AHGP Partners’ Capital	396,605	322,208
Noncontrolling interests	229,588	135,012

Total Partners’ Capital	626,193	457,220

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,734,477	$1,504,072

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ALLIANCE HOLDINGS GP, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2011	2010
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$576,105	$517,025

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(321,920)	(289,874)
Changes in accounts payable and accrued liabilities	11,640	(7,480)
Proceeds from sale of property, plant and equipment	1,526	381
Purchases of equity investments in affiliate	(42,700)	—
Payments to affiliate for acquisition and development of coal reserves	(50,800)	—
Other	1,146	1,982

Net cash used in investing activities	(401,108)	(294,991)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan facility	—	300,000
Borrowings under revolving credit facilities	—	95,000
Payments under revolving credit facilities	—	(95,000)
Payments on capital lease obligations	(812)	(324)
Payment of debt issuance cost	—	(1,417)
Payment on long-term debt	(18,000)	(18,000)
Net settlement of employee withholding taxes on vesting of ARLP Long-Term Incentive Plan	(2,324)	(1,265)
Distributions paid by consolidated partnership to noncontrolling interests	(78,441)	(69,138)
Distributions paid to Partners	(136,188)	(113,740)

Net cash (used in) provided by financing activities	(235,765)	96,116

EFFECT OF CURRENCY TRANSLATION ON CASH	—	(274)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(60,768)	317,876

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	342,237	24,361

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$281,469	$342,237

Presentation of Net Income

Consolidated net income includes earnings attributable to both AHGP and noncontrolling interests. Unless otherwise noted, any reference to net income in this release represents net income attributable to AHGP.

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